                               SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12
                         TRUMP HOTELS & CASINO RESORTS, INC.
                   (Name of Registrant as Specified In Its Charter)

                         TRUMP HOTELS & CASINO RESORTS, INC.
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.
    1)   Title of each class of securities to which transaction applies:
         _____________________________________________________________________
    2)   Aggregate number of securities to which transaction applies:
         _____________________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         _____________________________________________________________________
    4)   Proposed maximum aggregate value of transaction:
         _____________________________________________________________________
    5)   Total Fee Paid:
         _____________________________________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:
         _____________________________________________________________________
    2)   Form, Schedule or Registration Statement No.:
         _____________________________________________________________________
    3)   Filing Party:
         _____________________________________________________________________
    4)   Date Filed:
         _____________________________________________________________________

                         TRUMP HOTELS & CASINO RESORTS, INC.
                                    2500 BOARDWALK
                           ATLANTIC CITY, NEW JERSEY  08401
                                     ___________

                                            June 2, 1997

    Dear Stockholders:

    You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Trump Hotels & Casino Resorts, Inc. (the "Company"), which will be held at Trump Marina Hotel Casino (formerly Trump's Castle Casino Resort), Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401, on Thursday, July 10, 1997, commencing at 2:00 P.M.

    In 1996, we experienced our first full year as a publicly held company, and in many respects, the year was more successful than we had originally anticipated, as our goals were set high, and many of our objectives were met. We celebrated the grand opening of Trump Plaza East and Trump World's Fair at the Trump Plaza Hotel & Casino, and we acquired the Trump Taj Mahal Casino Resort and Trump's Castle Casino Resort (which we are in the process of renaming and retheming as Trump Marina Hotel Casino). In addition, the Company expanded its operations beyond Atlantic City to the Midwest by opening a riverboat casino at Buffington Harbor on Lake Michigan, Indiana.
As we move through 1997, management will continue to capitalize on the widespread recognition of the "Trump" name and its association with high quality amenities and first class service and will continue to realize cost savings and operational synergies by consolidating many administrative functions and services at our properties.

    The enclosed Notice and Proxy Statement contain details concerning the business to come before the Annual Meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" each of the proposals listed in the Notice and Proxy Statement. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

                                       Sincerely,


                                       /s/ Nicholas L. Ribis

                                       Nicholas L. Ribis
                                       President and Chief Executive Officer

                         TRUMP HOTELS & CASINO RESORTS, INC.

                                    2500 BOARDWALK
                           ATLANTIC CITY, NEW JERSEY  08401

                                     ___________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                    JULY 10, 1997

                                    _____________

To the Stockholders of

  TRUMP HOTELS & CASINO RESORTS, INC.:

    The annual meeting of stockholders (the "Annual Meeting") of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the "Company"), will be held at Trump Marina Hotel Casino (formerly Trump's Castle Casino Resort), Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401, on Thursday, July 10, 1997, at 2:00 P.M., New York City time, for the following purposes:

    1. To elect five Directors to the Company's Board of Directors (the "Board of Directors");

    2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

    3. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on May 26, 1997, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                       By order of the Board of Directors,

                                       Robert M. Pickus
                                       Secretary

June 2, 1997

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING. IN THE EVENT YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                         TRUMP HOTELS & CASINO RESORTS, INC.

                                    2500 BOARDWALK
                           ATLANTIC CITY, NEW JERSEY  08401

                               ________________________

                                   PROXY STATEMENT
                               ________________________

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the "Company"), to be voted at the annual meeting of stockholders (the "Stockholders") of the Company to be held on Thursday, July 10, 1997, at 2:00 P.M., New York City time, at Trump Marina Hotel Casino (formerly Trump's Castle Casino Resort), Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401, and at any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, this Proxy Statement and the accompanying proxy card are first being sent or given to Stockholders on or about June 2, 1997.

    Properly executed proxies received prior to the Annual Meeting, unless revoked, will be voted in accordance with the specified instructions. Regarding the election of Directors, Stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals to be voted upon, Stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card. If no instructions are given with respect to the matters to be acted upon, the persons named in the proxy solicited by the Company's Board of Directors (the "Board of Directors") intend to vote FOR the election of the Directors listed below and FOR ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto by the person or persons holding such proxy as in their judgment is in the best interests of the Company and the Stockholders. The Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the Annual Meeting, voting in person at the Annual Meeting or submitting a signed proxy card at the Annual Meeting. Stockholders who execute proxies may revoke them at any time before they are voted at the Annual Meeting by written notice to the Secretary of the Company, by submitting a new proxy or by personal ballot at the Annual Meeting.

    The Board of Directors has fixed the close of business on May 26, 1997 as the Record Date (the "Record Date") for determining Stockholders entitled to notice of and to vote at the Annual Meeting.

    As of the Record Date, the Company had 22,483,590 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on each proposal to be acted upon at the Annual Meeting and the 1,000 shares of Class B Common Stock, all of which are beneficially owned by Donald J. Trump, are entitled to an aggregate of 13,918,723 votes on each proposal to be acted upon at the Annual Meeting. The voting power of the shares of Class B Common Stock equals the voting power of the number of shares of Common Stock issuable upon the conversion of the limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("THCR Holdings"), held by Mr. Trump, Trump Casinos, Inc., a New Jersey corporation wholly owned by Mr. Trump ("TCI"), and Trump Casinos II, Inc., a Delaware corporation wholly owned by Mr. Trump ("TCI-II"). The Class B Common Stock provides the holders thereof with a voting interest in the Company which is proportionate to such holder's equity interest in THCR Holdings' assets represented by limited partnership interests.

    The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the Common Stock and the Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The affirmative vote of a majority of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required for election of Directors and ratification of the appointment of Arthur Andersen LLP as auditors for the Company. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. With respect to the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company, abstentions will have the effect of a negative vote.

                                     PROPOSAL ONE

                                ELECTION OF DIRECTORS

    Five Directors are to be elected to hold office until the next annual meeting of Stockholders of the Company and until their successors have been duly elected and qualified. If the proxy is executed in such a manner as not to withhold authority for the election of any or all of the nominees for Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following five nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for Directors, such instructions will be followed by the persons named in the proxy. All of the nominees are currently members of the five member Board of Directors. Messrs. Trump and Ribis have been members of the Board of Directors since the Company's inception in March 1995, and Messrs. Askins, Thomas and Ryan have been members of the Board of Directors since June 12, 1995, when, concurrently with the consummation of the initial public offering of the Common Stock, the size of the Board of Directors was increased from two to five members.

    Should any one or more of these nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy card will vote for the election of such substitute nominee or nominees.

    The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of the nominees for election as Directors of the Company are set forth below.

    DONALD J. TRUMP, 50 years old, has been Chairman of the Board of Directors of the Company and Trump Hotels & Casino Resorts Funding, Inc., a Delaware corporation ("THCR Funding"), since their formation in March 1995. Mr. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of TP/GP Corp., a New Jersey corporation ("TP/GP"), the managing general partner of Trump Plaza Associates, a New Jersey general partnership ("Plaza Associates"), until June 1993. Mr. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Mr. Trump has been a Director and President of Trump Atlantic City Holding, Inc., a Delaware corporation formerly known as Trump Plaza Holding, Inc. ("AC Holding Inc."), since February 1993 and was a partner in Trump Atlantic City Associates, a New Jersey general partnership formerly known as Trump Plaza Holding Associates ("Trump AC"), from February 1993 until June 1995. Mr. Trump has been Chairman of the Board of Directors of Trump Atlantic City Funding, Inc., a Delaware corporation ("Trump AC Funding"), since its formation in January 1996. Mr. Trump has been Chairman of the Board of Directors of THCR Holding Corp., a Delaware corporation formerly known as Taj Mahal Holding Corp., and THCR/LP Corporation, a New Jersey corporation formerly known as TM/GP Corporation ("THCR/LP"), since October 1991; President and Treasurer of THCR Holding Corp. since March 1991; Chairman of the Board of Directors, President and Treasurer of TCI since June 1988; sole Director, President and Treasurer of Trump Atlantic City Corporation, a Delaware corporation formerly known as The Trump Taj Mahal Corporation ("TACC"), since March 1991; and President and a Director of Trump Taj Mahal Realty Corp., a New Jersey corporation ("Realty Corp."), since May 1986. Mr. Trump has been the sole Director of Trump Indiana, Inc., a Delaware corporation ("Trump Indiana"), since its formation. Mr. Trump has been Chairman of the Board of Partner Representatives of Trump's Castle Associates, L.P., a New Jersey limited partnership ("Castle Associates"), since May 1992; and was Chairman of the Executive Committee of Castle Associates from June 1985 to May 1992. Mr. Trump is the Chairman of the Board of Directors, President and Treasurer of Trump's Castle Funding, Inc., a New Jersey corporation ("Castle Funding"); Chairman of the Board of Directors and Treasurer of Trump's Castle Hotel & Casino, Inc. ("TCHI"); and President, Treasurer, sole Director and sole shareholder of TCI-II. Mr. Trump has been a Director of THCR Enterprises, Inc., a Delaware corporation ("THCR Enterprises"), since its formation in January 1997. Mr. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Mr. Trump was a Director of Alexander's Inc. from 1987 to March 1992.


    NICHOLAS L. RIBIS, 52 years old, has been President, Chief Executive Officer, Chief Financial Officer, and a Director of the Company and THCR Funding and the Chief Executive Officer of THCR Holdings since their formation in March 1995. Mr. Ribis has been the Chief Executive Officer of Plaza Associates since February 1991, was President of Plaza Associates from April 1994 to February 1995, a member of Plaza Associates' Executive Committee from April 1991 to May 29, 1992, and a Director and Vice President of Trump Plaza GP from May 1992 until June 1993. Mr. Ribis has been Vice President of AC Holding Inc. since February 1995. Mr. Ribis has served as a Director of AC Holding Inc. since June 1993. Mr. Ribis has been Chief Executive Officer, President and Director of Trump AC Funding since its formation in January 1996. Mr. Ribis is the Vice President of TACC. Mr. Ribis has been the President and Chief Executive Officer of Trump Indiana since its formation. Mr. Ribis has been a Director of THCR/LP and THCR Holding Corp. since October 1991 and was Vice President of THCR/LP and THCR Holding Corp. until June 1995; Chief Executive Officer of Trump Taj Mahal Associates, a New Jersey general partnership ("Taj Associates"), since February 1991; Vice President of TCI since February 1991, Secretary of TCI since September 1991; and Director of Realty Corp. since October 1991. Mr. Ribis has also been Chief Executive Officer of Castle Associates since March 1991; member of the Executive Committee of Castle Associates from April 1991 to May 1992; member of the Board of Partner Representatives of Castle Associates since May 1992; and Vice President and Assistant Secretary of TCHI since December 1993 and January 1991, respectively. Mr. Ribis has been a Director of TCHI since October 7, 1996. Mr. Ribis has served as Vice President of TCI-II since December 1993 and had served as Secretary of TCI-II from November 1991 to May 1992. Mr. Ribis has been Vice President of Trump Corp. since September 1991. Mr. Ribis has been the Vice President and a Director of THCR Enterprises since January 1997. From January 1993 to January 1995, Mr. Ribis served as the Chairman of the Casino Association of New Jersey and has been a member of the Board of Trustees of the New Jersey Casino Reinvestment Development Authority (the "CRDA") since October 1993. From February 1991 to December 1995, Mr. Ribis was Counsel to the law firm of Ribis, Graham & Curtin (now practicing as Graham, Curtin & Sheridan, a Professional Association), which serves as New Jersey legal counsel to all of the above-named companies and certain of their affiliated entities.

    WALLACE B. ASKINS, 66 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been a Director of Trump AC Funding since April 1996, and was a member of the Board of Partner Representatives of Castle Associates from May 1992 to June 1995. Mr. Askins served as a Director of TCI-II from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and a Director of Armco Inc. Mr. Askins also serves as a Director of EnviroSource, Inc.

    DON M. THOMAS, 66 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been a Director of Trump AC Funding since April 1996. Mr. Thomas has been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the New Jersey Casino Control Commission (the "CCC") from 1980 through 1984. Mr. Thomas was a Director of Trump Plaza GP until June 1993 and has been a Director of AC Holding Inc. since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York.

    PETER M. RYAN, 59 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a Director of the Children's Medical Research Foundation, Inc. since October 1995.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

    The following persons serve as executive officers of the Company: Mr. Trump, Chairman of the Board; Mr. Ribis, President and Chief Executive Officer; Mr. Robert M. Pickus, Executive Vice President, General Counsel and Secretary; Mr. John P. Burke, Senior Vice President of Corporate Finance and Treasurer; and Mr. Joseph A. Fusco, Executive Vice President of Government and Regulatory Affairs. The officers of the Company serve at the pleasure of the Board of Directors. The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of Messrs. Pickus, Burke and Fusco are set forth below.

    ROBERT M. PICKUS, 42 years old, has been Executive Vice President and Secretary of the Company since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates and, since April 1994, he has been Assistant Secretary of AC Holding Inc. Mr. Pickus has been Secretary and a Director of Trump AC Funding since its formation in January 1996. Mr. Pickus has been the Executive Vice President and Secretary of Trump Indiana since its formation. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995, and a Director of THCR Holding Corp. and THCR/LP since November 1995. Mr. Pickus was the Senior Vice President and Secretary of Castle Funding from June 1988 to December 1993 and General Counsel of Castle Associates from June 1985 to December 1993. Mr. Pickus is the Assistant Secretary of TACC. Mr. Pickus was also Secretary of TCHI from October 1991 until December 1993. Mr. Pickus is a Director of TCHI. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Castle Associates since February 1995, Secretary of Castle Associates since February 1996 and a member of the Board of Partner Representatives of Castle Associates since October 1995. Mr. Pickus is currently the Secretary of THCR Holding Corp., has been Vice President, Secretary and Director of THCR Enterprises since January 1997 and has been Executive Vice President of Trump Casino Services, L.L.C., a New Jersey limited liability company ("TCS"), since its formation.

    JOHN P. BURKE, 49 years old, has been Senior Vice President of Corporate Finance of the Company, THCR Holdings and THCR Funding since January 1996, and has been the Corporate Treasurer of the Company, THCR Holdings and THCR Funding since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been the Treasurer of Trump Indiana since its formation. Mr. Burke has been Treasurer of Trump AC Funding since its formation in January 1996. Mr. Burke was a Director of THCR/LP and THCR Holding Corp. from October 1991 to April 1996 and Vice President of THCR/LP until June 1995. Mr. Burke has been the Corporate Treasurer of Castle Associates since October 1991, a Vice President of Castle Associates, Castle Funding, TCI-II and TCHI since December 1993, a member of the Board of Partner Representatives of Castle Associates since March 1997 and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke has been a Vice President and Secretary of THCR Enterprises since January 1997.

    JOSEPH A. FUSCO, 54 years old, has been Executive Vice President for Government Relations & Regulatory Affairs of the Company since June 1996. From August 1985 to June 1996, he practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters, most recently from January 1994 to June 1996 as a partner in the law firm of Sterns & Weinroth. Mr. Fusco previously served as Atlantic County Prosecutor, a Gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the CCC from the inception of that agency in September 1977 to March 1981. Mr. Fusco has been admitted to practice law in the State of New Jersey since 1969.


    Messrs. Trump, Ribis, Pickus and Burke served as either partners, executive officers and/or Directors of Plaza Associates, Castle Associates, Plaza Operating Partners Ltd. and their respective affiliated entities when such parties filed their petitions for reorganization under Chapter 11 of the Bankruptcy Code in 1992. The plans of reorganization for such parties were confirmed and declared effective in the period from March 1992 through January 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of Common Stock by (i) each of the Company's executive officers, (ii) each Director of the Company, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock and
(iv) all executive officers and Directors of the Company as a group. In the case of persons other than executive officers and Directors of the Company, such information is based solely on a review of Schedules 13G filed with the Securities and Exchange Commission (the "Commission").


                                                                                 BENEFICIAL OWNERSHIP
                                                                       -----------------------------------------
NAME                                                                        NUMBER                   PERCENT
----                                                                   ----------------          ---------------
Donald J. Trump ...................................................      15,719,248(1)                41.1%
Nicholas L. Ribis .................................................         202,487(2)                  *
John P. Burke .....................................................             700(3)                  *
Robert M. Pickus ..................................................           1,000                     *
Joseph A. Fusco ...................................................           1,000                     *
Wallace B. Askins .................................................           3,000                     *
Don M. Thomas .....................................................           1,000                     *
Peter M. Ryan .....................................................           5,000                     *
Lynch & Mayer, Inc. ...............................................       1,293,300(4)                 5.7%
Capital Research and Management Company ...........................       1,700,000(5)                 7.6%
State Street Research & Management Company ........................       2,552,700(6)                 11.3%
Oppenheimer Group, Inc. ...........................................       4,860,955(7)                 21.6%
All executive officers and Directors of the Company (8 persons) ...      15,933,435                    41.6%



The above persons have sole voting and investment power, unless otherwise indicated below.
___________________
*   Less than 1%
(1) Fifth Avenue, New York, New York 10022. These shares include 10,300,456, 1,407,017 and 2,211,250 shares of Common Stock into which Mr. Trump's, TCI's and TCI-II's limited partnership interests in THCR Holdings are convertible, subject to certain adjustments. TCI and TCI-II are corporations wholly owned by Mr. Trump. These shares also include (a) 275 shares of Common Stock held by Mr. Trump's wife, Ms. Marla M. Trump, of which shares Mr. Trump disclaims beneficial ownership, (b) 250 shares of Common Stock, 100 of which are held for Mr. Trump's account and 150 of which are held as custodian for his children, and (c) 1,800,000 shares of Common Stock underlying currently exercisable warrants to purchase Common Stock held by Mr. Trump (the "Trump Warrants") of which (i) 600,000 shares may be purchased on or before April 17, 1999 at $30.00 per share, (ii) 600,000 shares may be purchased on or before April 17, 2000 at $35.00 per share and (iii) 600,000 shares may be purchased on or before April 17, 2001 at $40.00 per share. Mr. Trump beneficially owns an approximately 37% limited partnership interest in THCR Holdings, of which approximately 4% is held directly by TCI and 6% by TCI-II. Mr. Trump is also the beneficial owner of all of the 1,000 outstanding shares of Class B Common Stock of which he holds 850 shares directly and holds 50 shares through TCI and 100 shares through TCI-II. As security for certain indebtedness of Mr. Trump, Mr. Trump pledged 830 shares of his Class B Common Stock and an approximately 22.7% limited partnership interest in THCR Holdings, and caused TCI to pledge its 50 shares of Class B Common Stock and its approximately 3.7% limited partnership interest in THCR Holdings.
(2) Includes (a) a fully vested stock bonus award of 66,667 shares, (b) 10,000 shares held by Mr. Ribis, (c) 3,081 shares and 2,739 shares held by Mr. Ribis as custodian for his son, Nicholas L. Ribis Jr., and his daughter, Alexandria Ribis, respectively, of which shares Mr. Ribis disclaims beneficial ownership, (d) 26,667 shares underlying currently exercisable options to purchase Common Stock at $14.00 per share until June 12, 2005,
    (e) options to purchase 26,667 shares of Common Stock at $14.00 per share until June 12, 2005, which will become exercisable on June 12, 1997, and
    (f) 66,666 phantom stock units, each of which entitles Mr. Ribis to one share of Common Stock on June 12, 1997.
(3) Mr. Burke shares voting and dispositive power of 200 of these shares with his wife. These shares also include 200 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership.
(4) Madison Avenue, New York, New York 10022. Lynch & Mayer, Inc. is an investment adviser and has shared voting and dispositive power over these shares.
(5) South Hope Street, Los Angeles, California 90071. Capital Research and Management Company ("Capital Research") is an investment adviser. The Capital Group Companies, Inc. is the parent holding company of Capital Research and disclaims beneficial ownership of these shares.
(6) One Financial Center, 30th Floor, Boston, Massachusetts 02111. State Street Research & Management Company ("State Street") is an investment adviser. Metropolitan Life Insurance Company, One Madison Avenue, New York, New York 10010, is the parent holding company of State Street and disclaims beneficial ownership of these shares.
(7) Oppenheimer Tower, World Financial Center, New York, New York 10281. Oppenheimer Group, Inc. ("Oppenheimer") has shared voting and dispositive power over these shares. These shares include 3,481,550 shares beneficially owned by Oppenheimer Capital, an investment adviser, of which Oppenheimer is the parent holding company. Oppenheimer disclaims beneficial ownership of these shares.

                                 EXECUTIVE COMPENSATION

    The following table sets forth information regarding compensation paid to or accrued by all the executive officers of the Company, for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual. Because the Company was formed in 1995, compensation for the year ended December 31, 1994 reflects solely the compensation paid to or accrued by these individuals as executive officers of Plaza Associates, Taj Associates and Castle Associates. Compensation for the years ended December 31, 1995 and 1996 includes compensation paid to or accrued by these individuals as executive officers of the Company, Plaza Associates, Taj Associates and Castle Associates, as applicable.

                                                         SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                      ANNUAL COMPENSATION                       AWARDS
                               -------------------------------------------------     ---------------------------
                                                                                      RESTRICTED      SECURITIES
NAME AND PRINCIPAL POSITION                                         OTHER ANNUAL        STOCK         UNDERLYING      ALL OTHER
---------------------------    YEAR      SALARY         BONUS      COMPENSATION(1)     AWARDS($)      OPTIONS(#)    COMPENSATION
                               ----     ---------    ----------    ---------------   -------------   -----------  ----------------
Donald J. Trump .............  1996    $1,000,000    $5,000,000               --            --               --   $ 1,031,000(2)
Chairman of                    1995       583,333            --               --            --               --     4,830,000(2)
the Board                      1994            --     1,000,000               --            --               --     4,464,000(2)(3)

Nicholas L. Ribis ...........  1996    $1,996,500    $2,500,000               --     $      --           50,000   $     2,375(5)
President and Chief            1995     1,875,000       933,338               --       933,324(4)       133,333         2,588(5)
Executive Officer              1994     1,705,000       250,000          349,407            --               --         3,080(5)

Robert M. Pickus ............  1996    $  290,673    $  175,000    $       3,975            --           30,000   $     4,973(5)
Executive Vice President       1995       267,308       105,000            3,471            --               --         4,004(5)
and Secretary                  1994       163,759        32,500               --            --               --         3,291(5)

John P. Burke ...............  1996    $  162,980    $  100,000    $       1,959            --           30,000   $     3,698(5)
Senior Vice President          1995       149,999        65,000              468            --               --         3,807(5)
of Corporate Finance           1994       149,999            --              870            --               --         3,696(5)
and Treasurer

Joseph A. Fusco(6) ..........  1996    $  139,211    $   80,000    $       2,665            --           20,000            --
Executive Vice                 1995            --            --               --            --               --            --
President of Government        1994            --            --               --            --               --            --
and Regulatory Affairs

_______________________
(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes and Directors' fees. Pursuant to Commission rules, perquisites and other personal benefits are not included in this table because the aggregate amount of that compensation is less than the lesser of $50,000 or 10% of the total of salary and bonus for an executive officer of the Company.
(2) The amounts listed represent amounts paid by (i) Plaza Associates to Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Mr. Trump, for services provided under a services agreement (the "TPM Services Agreement"), (ii) Taj Associates under the Taj Services Agreement (as defined) and (iii) Castle Associates under the Castle Services Agreement (as defined). In addition, Mr. Trump was reimbursed $756,000, $733,000 and $878,000 in 1996, 1995 and 1994, respectively, for expenses incurred pursuant to the TPM Services Agreement, the Taj Services Agreement and the Castle Services Agreement.
(3) In addition to the payment under the TPM Services Agreement, during 1994, Plaza Associates paid to Mr. Trump an aggregate of $1,572,000 under a construction service agreement and as a commission to secure a retail lease at the Trump Plaza Hotel and Casino ("Trump Plaza").
(4) As of December 31, 1995, Mr. Ribis held 66,666 phantom stock units issued pursuant to the Company's 1995 Stock Incentive Plan (the "1995 Plan"). These units had a value as of December 31, 1996 of $799,992. These phantom stock units were issued to Mr. Ribis in connection with his employment agreement with the Company. Each phantom stock unit entitles Mr. Ribis to one share of Common Stock on the vesting date of the phantom stock unit. All of the phantom stock units are scheduled to vest on June 12, 1997. Vesting will accelerate in the event of Mr. Ribis's termination of employment with the Company (i) because of his death or disability, (ii) by the Company without cause or (iii) voluntarily by Mr. Ribis under circumstances which constitute a constructive termination. Alternatively, the phantom stock units may expire prior to June 12, 1997 in the event Mr. Ribis voluntarily terminates his employment with the Company under circumstances which do not constitute constructive termination or if he is terminated by the Company with cause. Dividend equivalents with respect to the phantom stock units will be credited to a bookkeeping account on behalf of Mr. Ribis and will be paid out in cash at the time the phantom stock units vest or will expire along with the phantom stock units.
(5) Represents vested and unvested contributions made by Plaza Associates, Taj Associates, Castle Associates and/or TCS to Trump Plaza Hotel and Casino Retirement Savings Plan, Trump Taj Mahal Retirement Savings Plan, Trump's Castle Hotel and Casino Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans, consisting of a certain percentage of the employee's compensation plus the employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 591/2 or financial hardship, at which time the employee may withdraw his or her vested funds.
(6) Mr. Fusco commenced his employment with the Company on June 27, 1996.

                          OPTION GRANTS IN LAST FISCAL YEAR(1)

    The following table sets forth options granted to Messrs. Ribis, Pickus, Burke and Fusco in 1996. No other executive officer of the Company received stock options in 1996. The Company did not issue any stock appreciation rights in 1996. This table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed annual rates of stock price appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Common Stock, continued employment with the Company and other factors.


                                                                                    POTENTIAL REALIZED VALUE AT
                                              INDIVIDUAL                           ASSUMED ANNUAL RATES OF STOCK
                                                GRANTS                             APPRECIATION FOR OPTION TERM
                         -----------------------------------------------------     ------------------------------
                                        % OF TOTAL
                          NUMBER OF      OPTIONS
                          SECURITIES    GRANTED TO
                          UNDERLYING    EMPLOYEES    EXERCISE OR
                           OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION
NAME                      GRANTED(#)      YEAR       ($/SHARE)        DATE           5% ($)            10%($)
-----------------------   ----------    ---------    -----------   -----------     -----------      -------------
Nicholas L. Ribis .....    50,000         7.49%        $14.00       12/16/06        $440,000         $1,115,500
Robert M. Pickus ......    30,000         4.49%        $14.00       12/16/06        $264,000           $669,300
John P. Burke .........    30,000         4.49%        $14.00       12/16/06        $264,000           $669,300
Joseph A. Fusco .......    20,000         2.99%        $14.00       12/16/06        $176,000           $446,200

    __________________________
(1) All the options vest and become exercisable on the earliest of (i) December 16, 2001 or (ii) the date a Change of Control (as defined in the 1995 Plan) occurs.
                                 FY-END OPTION VALUE(1)

    The following table sets forth the number of shares covered by options held by Messrs. Ribis, Pickus, Burke and Fusco, the only executive officers of the Company who held options in 1996, and the value of the options as of December 31, 1996.


                                                     NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED
                                                     OPTIONS AT FY-END(#)
                                   ------------------------------------------------------
NAME                                     EXERCISABLE                   UNEXERCISABLE
-----------------------------      -----------------------       ------------------------
Nicholas L. Ribis ...........              26,667                         156,666
Robert M. Pickus ............                 N/A                          30,000
John P. Burke ...............                 N/A                          30,000
Joseph A. Fusco .............                 N/A                          20,000

    _____________________
(1) Based on a closing sale price of $12.00 per share of Common Stock on December 31, 1996, all of the options were out of the money at fiscal year end.

EMPLOYMENT AGREEMENTS

    DONALD J. TRUMP.  Mr. Trump serves as the Chairman of the Board of
Directors pursuant to the Executive Agreement, dated as of June 12, 1995, among Mr. Trump, the Company and THCR Holdings, as amended (the "Executive Agreement"). In consideration for Mr. Trump's services under the Executive Agreement, Mr. Trump receives a salary of $1 million per year. Pursuant to the terms of the Executive Agreement, Mr. Trump provides to the Company, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of the Company. The Executive Agreement continues in effect (i) for an initial term of five years, and (ii) thereafter, for a three-year rolling term until either Mr. Trump or the Company provides notice to the other of its election not to continue extending the term, in which case the term of the Executive Agreement will end three years from the date such notice is given.

    NICHOLAS L. RIBIS. In 1995, the Company and THCR Holdings entered into an employment agreement with Mr. Ribis (the "Ribis Agreement"), pursuant to which he agreed to serve as President and Chief Executive Officer of the Company and Chief Executive Officer of THCR Holdings. The term of the Ribis Agreement is five years. Under the Ribis Agreement, Mr. Ribis's annual salary is $1,996,500. Mr. Ribis's annual salary is currently paid in equal parts by the Company, Plaza Associates, Taj Associates and Castle Associates. In the event Mr. Ribis's employment is terminated by the Company other than for "cause" or if he incurs a "constructive termination without cause," Mr. Ribis will receive a severance payment equal to one year's base salary, and his phantom stock units and options will become fully vested. The Ribis Agreement defines (a) "cause" as Mr. Ribis's (i) conviction of certain crimes, (ii) gross negligence or willful misconduct in carrying out his duties, (iii) revocation of his casino key employee license or (iv) material breach of the agreement, and (b) "constructive termination without cause" as the termination of Mr. Ribis's employment at his initiative following the occurrence of certain events, including (i) a reduction in compensation, (ii) failure to elect Mr. Ribis as Chief Executive Officer of the Company, (iii) failure to elect Mr. Ribis a Director of the Company or (iv) a material diminution of his duties. His phantom stock units will also automatically vest upon the death or disability of Mr. Ribis. The Ribis Agreement also provides for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans will be forgiven, including both principal and interest, in the event of a "change of control." The Ribis Agreement defines "change of control" as the occurrence of any of the following events: (i) any person (other than THCR Holdings, Mr. Trump or an affiliate of either) becomes a beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board of Directors consists of individuals that were not Directors on June 12, 1995 (the "June 12 Directors"), PROVIDED, HOWEVER, that any person who becomes a Director subsequent to June 12, 1995, shall be considered a June 12 Director if his election or nomination was supported by three-quarters of the June 12 Directors,
(iii) the Company adopts and implements a plan of liquidation or (iv) all or substantially all of the assets or business of the Company are disposed of in a sale or business combination in which shareholders of the Company would not beneficially own the same proportion of voting stock of the successor entity. The Ribis Agreement also provides certain demand and piggyback registration rights for Common Stock issued pursuant to the foregoing. Pursuant to the Ribis Agreement, Mr. Ribis has agreed that upon termination of his employment other than for "cause" or following a "change of control," he would not engage in any activity competitive with the Company for a period of up to one year.

    Mr. Ribis had employment agreements with Taj Associates and Castle Associates pursuant to which Mr. Ribis acted as Chief Executive Officer of Taj Associates and Castle Associates, respectively. These agreements were terminated in connection with the Company's acquisition (the "Taj Acquisition") of the Trump Taj Mahal Casino Resort (the "Taj Mahal") and the Company's acquisition (the "Castle Acquisition") of Trump's Castle Casino Resort ("Trump's Castle"), and now Mr. Ribis is compensated for his services to Taj Associates and Castle Associates under the Ribis Agreement.

    ROBERT M. PICKUS.  THCR Holdings has an employment agreement with Mr.
Pickus (the "Pickus Agreement") pursuant to which he serves as Executive Vice President and General Counsel. The Pickus Agreement, the initial term of which expires on July 9, 1998 if not extended, provides for annual compensation of $275,000 plus bonus. Employment may be terminated only for "cause," which is defined in the Pickus Agreement as Mr. Pickus's (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to THCR Holdings. Upon termination for cause, Mr. Pickus will receive only compensation earned to the date of termination. Pursuant to the Pickus Agreement, Mr. Pickus has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Pickus Agreement.

    JOSEPH A. FUSCO. THCR Holdings has an employment agreement with Mr. Fusco (the "Fusco Agreement") pursuant to which he serves as Executive Vice President of Government Relations and Regulatory Affairs. The Fusco Agreement, the initial term of which expires on May 31, 1999, if not extended, provides for an initial annual compensation of $285,000 plus bonus, subject to annual review. Employment may be terminated only for "cause," which is defined in the Fusco Agreement as Mr. Fusco's (i) denial or revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to THCR Holdings. Upon termination for cause, Mr. Fusco will receive only compensation earned to the date of termination. Pursuant to the Fusco Agreement, Mr. Fusco may not accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Fusco Agreement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

    Messrs. Trump and Ribis, officers of the Company, receive no remuneration for serving on the Board of Directors. Each of the other Directors received an annual fee of $50,000 and a meeting fee of $2,000 for each of the Board of Directors or Committee meetings attended.

    The Board of Directors met eleven times during 1996. During 1996, each of the Directors during such period attended at least 90% of all meetings of the Board of Directors and of each committee of which such Director was a member.

    The Company has, as standing committees, an Executive Committee, an Audit Committee, a Special Committee, a Stock Incentive Plan Committee and a Compensation Committee. The Company does not have a Nominating Committee.

    The current members of the Executive Committee are Messrs. Trump and Ribis. The Executive Committee, during intervals between meetings of the Board of Directors, has and exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to any restrictions or limitations as the Board of Directors may from time to time specify or as limited by the Delaware General Corporation Law. The Executive Committee did not meet during 1996.

    The current members of the Audit Committee are Messrs. Askins, Ryan and Thomas. The Audit Committee provides assistance to the Board of Directors with respect to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and oversees audits and investigations of the business and financial affairs of the Company, including, without limitation, any audits or investigations which may be required by any governmental regulatory authority. The Audit Committee met two times during 1996.

    The current members of the Special Committee are Messrs. Askins, Ryan and Thomas. The Special Committee is composed entirely of independent Directors and reviews matters relating to transactions with affiliates of the Company, and other matters as required pursuant to the Third Amended and Restated Agreement of Limited Partnership of THCR Holdings, as amended, the indenture under which the 151/2% Senior Secured Notes due 2005 of THCR Holdings and THCR Funding were issued (the "Senior Note Indenture") and the indenture under which the 111/4% First Mortgage Notes due 2006 of Trump AC and Trump AC Funding were issued (the "Trump AC Mortgage Note Indenture"). The Special Committee met ten times during 1996.

    The current members of the Stock Incentive Plan Committee are Messrs. Trump, Askins, Ryan and Thomas. The Stock Incentive Plan Committee is the committee responsible for administering the 1995 Plan and has the authority to grant awards to individuals pursuant to the 1995 Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith. The Stock Incentive Plan Committee met one time during 1996.

    The current members of the Compensation Committee are Messrs. Trump, Ribis, Askins and Thomas. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, key executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives. The Compensation Committee met two times during 1996.

COMPENSATION COMMITTEE AND STOCK INCENTIVE PLAN COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Stock Incentive Plan Committee was formed on June 12, 1995 and the Compensation Committee was formed in August 1995. Set forth below is a description of the policies and practices that the Compensation Committee implements with respect to compensation determinations.

    COMPENSATION PHILOSOPHY. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and Stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

    The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the 1995 Plan.

    ANNUAL COMPENSATION. The Compensation Committee will generally target annual salary and bonus levels to be competitive with other similarly sized entities in the casino entertainment industry. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

    Bonuses are based on the Compensation Committee's assessment of the Company's performance and an individual's contribution to that performance. Corporate performance is measured by various quantitative and qualitative factors. The primary quantitative factors that will be reviewed by the Compensation Committee include such performance measures as net income and return on average common stockholders' equity, both as absolute measures and relative to previous years. Significant qualitative factors that will be evaluated by the Compensation Committee include the Company's performance in relation to industry performance, progress toward achievement of the Company's long-term business goals, the quality of the Company's earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

    With the exception of Mr. Burke, all of the Company's executive officers are currently under employment contracts. The annual salary for these individuals is set by the terms of their employment contracts and any increases in annual salary are determined in the discretion of the Compensation Committee. Mr. Burke's salary was, and any salary increases for the other named executive officers were, based on the considerations noted above.

    In 1996, the Compensation Committee granted to Messrs. Pickus, Burke and Fusco bonuses of $175,000, $100,000 and $80,000, respectively. These bonuses were, and future bonuses will be, based on the considerations noted above.

    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER COMPENSATION. Messrs. Trump and Ribis are compensated pursuant to the terms of the Executive Agreement and the Ribis Agreement, respectively. In addition, on May 15, 1996, the Compensation Committee granted Messrs. Trump and Ribis bonuses of $5,000,000 and $2,500,000, respectively. These bonuses were based on, among other things, the following considerations: (i) the successful completion of the equity and debt financings consummated in conjunction with the Taj Acquisition; (ii) Mr. Trump's contributions in accomplishing the expansions and renovations at Trump Plaza and Trump World's Fair; (iii) Mr. Trump's experience and continued vision and leadership; (iv) Mr. Ribis's continued leadership and managerial skills and his commitment to growth and maximizing shareholder value; (v) the Company's operational and financial results from its inception through the date of grant as evidenced by the increase in the Company's gaming revenues; and (vi) the increase in the market capitalization of the Company and the total cumulative return of the Common Stock from the Company's inception through the date of grant.

    LONG-TERM COMPENSATION. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Incentive Plan Committee pursuant to the 1995 Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Incentive Plan Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

    In 1996, the Stock Incentive Plan Committee granted options to purchase 50,000, 30,000, 30,000 and 20,000 shares of Common Stock to Messrs. Ribis, Pickus, Burke and Fusco, respectively. These awards were, and future awards will be, based on the considerations noted above.

    TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION.  Section 162(m) of the
Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Stock Incentive Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m). While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and the Stockholders, which may be based on considerations in addition to Section 162(m).

COMPENSATION COMMITTEE              STOCK INCENTIVE PLAN COMMITTEE
Donald J. Trump                     Donald J. Trump
Nicholas L. Ribis                   Wallace B. Askins
Wallace B. Askins                   Peter M. Ryan
Don M. Thomas                       Don M. Thomas

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the total cumulative return of the Common Stock from June 7, 1995 (the date trading of the Common Stock commenced) to December 28, 1995 and December 31, 1996, to the Standard & Poor's 500 Index and the Dow Jones Entertainment & Leisure-Casinos Index. The graph assumes that dividends were reinvested and is based on an investment of $100 on June 7, 1995 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Entertainment & Leisure-Casinos Index.


                        COMPARISON OF 16 MONTH TOTAL RETURN AMONG
                          TRUMP HOTELS & CASINO RESORTS, INC.,
                             STANDARD & POOR'S 500 INDEX AND
                     DOW JONES ENTERTAINMENT & LEISURE-CASINOS INDEX



    200


    180

D
    160       154
O

L   140                                          144

L
    120       117
A

R   100                                          102
               94
S                                                 86
     80



     60
         6/07/95        12/95                    12/96


         TRUMP HOTELS & CASINO
             RESORTS, INC.        S&P 500        DOW JONES CASINOS
                   [ ]              /\                  O


                                                 CUMULATIVE TOTAL RETURN
                                            ---------------------------------
                                            6/7/95    12/28/95       12/31/96
                                            ------    --------       --------

Trump Hotels & Casino Resorts, Inc.         $100        $154         $ 86
S&P 500 Index                               $100        $117         $144
Dow Jones Entertainment & Leisure-Casinos
Index                                       $100        $ 94         $102

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In general, the compensation of executive officers of the Company is determined by the Compensation Committee. No officer or employee of the Company, other than Messrs. Trump and Ribis who serve on the Board of Directors, participated in the deliberations of the Board of Directors concerning executive compensation.

    TAJ ACQUISITION. On April 17, 1996, a subsidiary of the Company was merged with and into THCR Holding Corp. and each outstanding share of THCR Holding Corp.'s Class A Common Stock, par value $.01 per share, which in the aggregate represented 50% of the economic interest in Taj Associates, was converted into the right to receive, at each holder's election, either (a) $30 in cash or (b) that number of shares of Common Stock having a market value equal to $30. Mr. Trump held the remaining 50% interest in Taj Associates and contributed such interest in Taj Associates to Trump AC in exchange for limited partnership interests in THCR Holdings. The outstanding shares of THCR Holding Corp.'s Class C Common Stock, par value $.01 per share, all of which were held by Mr. Trump, were canceled in connection with the Taj Acquisition. In addition, Mr. Trump received the Trump Warrants.

    CASTLE ACQUISITION. On October 7, 1996, THCR Holdings acquired from Mr. Trump all of the outstanding equity of Castle Associates. In connection with the Castle Acquisition, Mr. Trump received limited partnership interests in THCR Holdings convertible into 5,837,700 shares of Common Stock and $884,550 in cash. In addition, THCR Holdings paid an aggregate of $884,500 to the holders of warrants of TCHI, which warrants were canceled in connection therewith.

    CERTAIN RELATED PARTY TRANSACTIONS--THE COMPANY. The Company has entered into a ten-year lease with Trump-Equitable Company, dated as of July 1, 1995, for the lease of office space in the Trump Tower in New York City, which the Company may use for its general executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, the Company will pay as additional rent, among other things, a portion of the property taxes due each year. The Company has the option to terminate this lease upon ninety days' written notice and payment of $32,312.50.

    Upon consummation of the initial public offering of Common Stock in 1995, Mr. Trump contributed approximately $3.0 million for the development of Trump Indiana. In order to fund such expenses, THCR Holdings loaned to Mr. Trump $3.0 million and Mr. Trump issued to THCR Holdings a five-year promissory note bearing interest at a fixed rate of 10% payable annually. The promissory note provided that it would be automatically canceled upon certain events, including if, on or prior to June 12, 1997, the Common Stock would trade on the NYSE at a price per share equal to or greater than $25.00 for any ten trading days during any 15 consecutive trading day period. On March 27, 1996, the promissory note was canceled in accordance with its terms.

    On December 4, 1996, the Board of Directors approved a $1.4 million secured loan to Mr. Ribis. In connection therewith, Mr. Ribis has issued to THCR Holdings a secured promissory note bearing interest at a fixed rate of 7.75%. Principal and interest on the promissory note is payable on or prior to the termination of the Ribis Agreement.

    CERTAIN RELATED PARTY TRANSACTIONS--PLAZA ASSOCIATES. Seashore Four Associates, an entity beneficially owned by Mr. Trump ("Seashore Four"), was the fee owner of a parcel of land constituting a portion of the parcel on which Trump Plaza's main tower is located (the "Plaza Casino Parcel"), which it leased to Plaza Associates. Plaza Associates recorded rental expenses of approximately $1.0 million in 1996 concerning rent owed to Seashore Four. In January 1997, Plaza Associates exercised the option to purchase the land under the lease with Seashore Four for $10 million.

    Trump Seashore Associates, an entity beneficially owned by Mr. Trump
("Trump Seashore"), was the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leased to Plaza Associates. Plaza Associates made rental payments to Trump Seashore of approximately $1.0 million in 1996. In September 1996, Plaza Associates exercised the option to purchase the land under the lease with Trump Seashore for $14.5 million.

    On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza,
(i) Mr. Trump transferred title of the hotel adjacent to Trump Plaza's main tower ("Trump Plaza East") to Missouri Boardwalk, Inc. ("MBI"), a wholly owned subsidiary of Midlantic National Bank (now known as PNC Bank) ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic, (ii) MBI leased Trump Plaza East to Mr. Trump (the "Trump Plaza East Lease") for a term of five years, which would have expired on June 30, 1988, during which time Mr. Trump would have been obligated to pay MBI $260,000 per month in lease payments and (iii) Plaza Associates acquired the option to purchase Trump Plaza East. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. On April 17, 1996, in connection with the Taj Acquisition, Plaza Associates purchased Trump Plaza East and the Trump Plaza East Lease and related obligations were terminated.

    CERTAIN RELATED PARTY TRANSACTIONS--TAJ ASSOCIATES. Taj Associates has a lease with Trump-Equitable Company for the lease of office space in the Trump Tower in New York City, which Taj Associates uses as a marketing office. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

    From October 4, 1991 until April 17, 1996, Taj Associates leased certain real property used in connection with the operation of the Taj Mahal (the "Specified Parcels") from Realty Corp., an entity beneficially owned by Mr. Trump. Lease obligations to Realty Corp. for the Specified Parcels were approximately $3.3 million per year. On April 17, 1996, in connection with the Taj Acquisition, Taj Associates purchased the Specified Parcels from Realty Corp. and the lease and related obligations were terminated.

    On October 4, 1991, Taj Associates entered into a guarantee with First Fidelity Bank, National Association (now known as First Union National Bank) ("First Fidelity") of the performance by Realty Corp. of its obligations under a loan of approximately $78 million owing to First Fidelity (the "First Fidelity Loan"), which loan was secured by a mortgage on the Specified Parcels. Such guarantee was limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million. In connection with the purchase of the Specified Parcels, Realty Corp.'s obligations to First Fidelity under the First Fidelity Loan were satisfied and First Fidelity, among other things, released Taj Associates from the guarantee.

    Taj Associates and Mr. Trump were parties to an agreement, which became effective in April 1991, which provided that Mr. Trump would render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates through December 31, 1999 (the "Taj Services Agreement"). In consideration for the services to be rendered, Taj Associates paid an annual fee (the "Annual Fee") equal to 1% of Taj Associates' earnings before interest, taxes and depreciation less capital expenditures for such year, with a minimum base fee of $500,000 per annum. During the year 1995, and the period from January 1, 1996 to April 17, 1996, Mr. Trump earned approximately $1.7 million and $0.4 million, respectively, in respect of the Annual Fee, including amounts paid to a third party pursuant to an assignment agreement. In addition, during the year 1995, and the period from January 1, 1996 to April 17, 1996, Taj Associates reimbursed Mr. Trump $261,000 and $148,000, respectively, for expenses pursuant to the Taj Services Agreement.
The Taj Services Agreement was terminated upon consummation of the Taj Acquisition on April 17, 1996.

    On April 1, 1991, in connection with the Taj Services Agreement, Taj Associates and Mr. Trump entered into an Amended and Restated License Agreement (the "Taj License Agreement") which amended and restated an earlier license agreement between the parties. Pursuant to the Taj License Agreement, Taj Associates had the non-exclusive rights to use the name and likeness of Mr. Trump, and the exclusive right to use the name and related marks and designs of the Taj Mahal (collectively, the "Taj Marks"), in its advertising, marketing and promotional activities through December 31, 1999. Upon consummation of the Taj Acquisition, the Taj License Agreement was terminated and the Taj Marks were licensed to the Company.

    CERTAIN RELATED PARTY TRANSACTIONS--CASTLE ASSOCIATES. On December 28, 1993, Castle Associates entered into a Services Agreement with TCI-II (the "Castle Services Agreement"). In general, the Castle Services Agreement obligates TCI-II to provide to Castle Associates, from time-to-time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other services (the "Castle Services") with respect to the business and operations of Castle Associates, in exchange for certain fees to be paid only in those years in which EBITDA (income from operations before depreciation, amortization, restructuring costs and the non-cash write-down of CRDA investments) exceeds prescribed amounts.

    In consideration for the Castle Services to be rendered by TCI-II, Castle Associates pays an annual fee to TCI-II in the amount of $1.5 million for each year in which EBITDA exceeds the following amounts for the years indicated:
1993--$40.5 million; 1994--$45.0 million; 1995 and thereafter--$50.0 million.
If EBITDA in any fiscal year does not exceed the applicable amount, no annual fee is due. In addition, TCI-II is entitled to an incentive fee, beginning with the fiscal year ending December 31, 1994, in an amount equal to 10% of EBITDA in excess of $45.0 million for such fiscal year. Castle Associates is also required to advance to TCI-II $125,000 a month which is applied toward the annual fee, PROVIDED, HOWEVER, that no advances are made during any year if and for so long as it is determined that Castle Associates' budget and year-to-date performance indicate that the minimum EBITDA levels (as specified above) for such year will not be met. If for any year during which annual fee advances have been made it is determined that the annual fee was not earned, TCI-II is obligated to promptly repay any amounts previously advanced. For purposes of calculating EBITDA under the Castle Services Agreement, any incentive fees paid in respect of 1994 or thereafter are not deducted in determining net income. During the year ended 1996, there were no fees payable by Castle Associates under the Castle Services Agreement. As Castle Associates did not meet the required level of EBITDA in 1996, the monthly advances to TCI-II related to the Castle Services Agreement were suspended, and on October 6, 1996, Castle Associates recorded a receivable in the amount of $1.25 million which represented the amounts advanced to TCI-II during the year. The Castle Services Agreement expires on December 31, 2005.

    Mr. Trump granted Castle Associates a license to use the "Trump" name and certain variations thereof (collectively, the "Marks") in connection with the operation of Trump's Castle. The license expires on August 15, 1998, at which time the Company shall have the only license to use the Marks in connection with casino services and products.

    OTHER RELATIONSHIPS. The Commission requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee and
(ii) a director of the registrant serves as an executive officer. Messrs. Ribis, Pickus and Burke, executive officers of the Company, have served on the boards of directors of other entities in which members of the Board of Directors (namely, Messrs. Trump and Ribis) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Board of Directors in the last fiscal year.

    Mr. Trump serves on the Board of Directors of TACC, a general partner of Plaza Associates and Taj Associates, of which Messrs. Trump, Ribis and Pickus are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of AC Holding Inc., of which Messrs. Trump, Ribis and Burke are also executive officers. Mr. Trump is the sole Director of TACC, of which Messrs. Trump, Ribis and Pickus are executive officers. Mr. Trump is not compensated by such entities for serving as an executive officer, however, he has entered into a personal services agreement with Plaza Associates and the Company. Messrs. Ribis and Burke are not compensated by the foregoing entities, however, they are compensated by Plaza Associates for their service as executive officers.

    Messrs. Ribis, Pickus and Burke serve on the Board of Directors of THCR Holding Corp., which held, prior to April 17, 1996, an indirect equity interest in Taj Associates, of which Mr. Trump is an executive officer. Such persons also serve on the Board of Directors of THCR/LP, the former managing general partner of Taj Associates, of which Messrs. Trump and Ribis are executive officers. Mr. Ribis is compensated by Taj Associates for his services as its Chief Executive Officer.

    Mr. Ribis also serves on the Board of Directors of Realty Corp., which, prior to the Taj Acquisition, leased certain real property to Taj Associates, of which Mr. Trump is an executive officer. Mr. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp.

    Messrs. Ribis, Pickus and Burke are members of the Board of Partner Representatives of Castle Associates and members of the Board of Directors of TCHI, the general partner of Castle Associates, of which Messrs. Ribis, Pickus and Burke are executive officers. In addition, Mr. Trump is the sole Director and an officer of Castle Funding. Messrs. Ribis, Pickus and Burke received no compensation from these entities other than Castle Associates for their services as executive officers. Mr. Trump is not compensated by these entities other than pursuant to the Castle Services Agreement.

    John Barry, Mr. Trump's brother-in-law, is a partner at Barry & McMoran, a New Jersey law firm, which provides, from time to time, legal services to Plaza Associates, Taj Associates and Castle Associates.

CERTAIN RELATIONSHIPS

    Affiliate party transactions are governed by the provisions of the Senior
Note Indenture and the Trump AC Mortgage Note Indenture, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of the Company for certain affiliated transactions. Affiliated transactions with respect to Castle Associates are governed by the indentures under which the debt securities of Castle Associates and Castle Funding were issued.

    Mr. Trump, Mr. Ribis and certain affiliates have engaged in certain related party transactions with respect to the Company and its subsidiaries. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

    Plaza Associates, Taj Associates and Castle Associates have joint insurance coverage with other entities affiliated with Mr. Trump, for which the annual premiums paid by Plaza Associates, Taj Associates and Castle Associates were approximately $5.2 million for the year ended December 31, 1996.

    In November 1996, Castle Associates assigned to THCR Holdings, with the consent of Roger P. Wagner, Castle Associates' employment agreement with Mr. Wagner, pursuant to which Mr. Wagner served as the President and Chief Operating Officer of Castle Associates and TCHI. The assigned agreement provides for an annual salary of $375,000 reviewed on an annual basis. Mr. Wagner is currently the Acting General Manager of Trump Indiana.

    INDEMNIFICATION AGREEMENTS. In addition to the indemnification provisions in the Company's and its subsidiaries' employment agreements, certain former and current Directors of Trump Plaza Funding, Inc. ("Plaza Funding") entered into separate indemnification agreements in May 1992 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an Indemnification Trust Agreement in November 1992 with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the Directors of Plaza Funding and certain former Directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the Directors of Plaza Funding and the Directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would maintain Directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; PROVIDED, HOWEVER, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in a trust fund equal to $500,000 for the benefit of such Directors; PROVIDED FURTHER that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such Directors are covered by directors' and officers' insurance maintained by Plaza Associates.


    In connection with the Taj Acquisition, Trump AC has agreed to provide to the former officers and Directors of THCR Holding Corp. and THCR/LP (the "Taj Indemnified Parties"), including Messrs. Ribis, Pickus and Burke, indemnification as provided in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws until April 17, 2002. In addition, the Company agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the Certificate of Incorporation and By-Laws of THCR Holding Corp. and THCR/LP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former Directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC has also agreed to purchase and maintain in effect, until April 17, 2002, directors' and officers' liability insurance policies covering the Taj Indemnified Parties on terms no less favorable than the terms of the then current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount no greater than 150% of the premium paid by THCR Holding Corp. (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996 to April 17, 1996, Trump AC has agreed to obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of such amount.

                                      PROPOSAL TWO

                           APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has, upon the recommendation of the Audit Committee and subject to ratification by the Stockholders, appointed Arthur Andersen LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1997 and to perform such other services as may be required of Arthur Andersen LLP. Although stockholder ratification of the Board of Directors' selection is not required, the Board of Directors considers it desirable for the Stockholders to pass upon the selection of the independent auditors. If the Stockholders disapprove of the selection of Arthur Andersen LLP as independent auditors, the Board of Directors will consider the selection of other independent certified public accountants. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1997.

                           SECTION 16(A) BENEFICIAL OWNERSHIP
                                  REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, Directors and greater than 10% Stockholders are required by the Commission's rules and regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners of Common Stock were complied with during the fiscal year ended December 31, 1996.


                      STOCKHOLDER PROPOSALS -- 1998 ANNUAL MEETING

    Any proposals of Stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of Stockholders must be in writing and received by the Secretary of the Company at the Company's office at 2500 Boardwalk, Atlantic City, New Jersey 08401 no later than January 10, 1998. In the event that the next annual meeting of Stockholders is called for a date that is not within 30 days before or after June 12, 1998, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

    Any stockholder interested in making a proposal is referred to Article II,
Section 11 of the Company's Amended and Restated By-Laws.

                                      OTHER MATTERS

    Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to take such action as is in the best interests of the Company and the Stockholders.

    The entire cost of soliciting proxies from the Stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $15,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $15,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER OF RECORD AND BENEFICIAL OWNERS AS OF THE RECORD DATE, WITHOUT CHARGE UPON WRITTEN REQUEST TO ITS SECRETARY AT 2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996.

    The principal executive offices of the Company are located at 2500 Boardwalk, Atlantic City, New Jersey 08401 and the Company's telephone number is (609) 441-6060.

                                       By order of the Board of Directors,

                                       Robert M. Pickus
                                       Secretary

                      TRUMP HOTELS & CASINO RESORTS, INC.
                                 2500 Boardwalk
                        Atlantic City, New Jersey 08401
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held at Trump Marina Hotel Casino (formerly Trump's Castle Casino Resort),
 Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401 at 2:00
                       p.m., local time, on July 10, 1997

    The undersigned hereby appoints Nicholas L. Ribis and Robert M. Pickus, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the "Annual Meeting"), on the matters set forth on the reverse side of this Proxy Card, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

    ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, SUCH PROXY WILL BE voted FOR APPROVAL OF PROPOSALS 1 AND 2. All ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting, but will have the same effect as a vote AGAINST Proposal 2.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS & CASINO RESORTS, INC.

    RECEIPT OF THE NOTICE OF MEETING AND THE PROXY STATEMENT, DATED JUNE 2, 1997, IS HEREBY ACKNOWLEDGED.

                  PLEASE SIGN AND DATE ON THE REVERSE SIDE AND
           MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                          (Continued on reverse side)

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS &
                              CASINO RESORTS, INC.
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
Please mark boxes in blue or black ink.

1.         Election of           FOR all nominees listed below     WITHHOLD for all nominees listed below / /
           Directors             / /

Nominees: Donald J. Trump, Nicholas L. Ribis, Wallace B. Askins, Don M. Thomas and Peter M. Ryan

INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW:

_________________________________________________________________________________________

2.         Proposal to ratify the appointment of Arthur Andersen LLP as the independent public auditors of the
           Company for the fiscal year ending December 31, 1997.

            FOR  / /            AGAINST  / /            ABSTAIN  / /

3.         In the discretion of the proxies with respect to any other matters that may properly come before the
           Annual Meeting.

Dated: __________________________________ , 1997

                                                           ______________________________________

                                                                  (TITLE OR AUTHORITY)
                                                           ______________________________________

                                                                       (SIGNATURE)
                                                           ______________________________________

                                                                       (SIGNATURE)

                                                          (JOINT OWNERS SHOULD EACH SIGN. PLEASE
                                                          SIGN EXACTLY AS YOUR NAME(S) APPEARS
                                                          ON THIS CARD. WHEN SIGNING AS
                                                          ATTORNEY, TRUSTEE, EXECUTOR,
                                                          ADMINISTRATOR, GUARDIAN OR CORPORATE
                                                          OFFICER, PLEASE GIVE YOUR FULL TITLE
                                                          BELOW.)